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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Kforce Inc., formerly known as kforce.com, Inc., on Form S-3 of our report dated January 23, 2002 (except for Note 18, as to which the date is May 24, 2002), appearing in the Current Report on Form 8-K (dated May 24, 2002)
(which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's change in its method of accounting for derivatives) and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP
Tampa, Florida
May 24, 2002